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                                                                    EXHIBIT 10.4


                               November 1, 1997


John Burd, Ph.D.
LXN Corporation
5830 Oberlin Drive
San Diego, CA 92121

Re:  Employment Agreement

Dear Dr. Burd:

     This letter (the "Agreement") sets forth the terms of your continued employment by LXN Corporation ("LXN" or the "Company") and will take effect upon the date the Company hires a new Chief Executive Officer (the "Effective Date"). The terms and conditions of the future employment relationship between you and LXN as of the Effective Date are set forth below.

     1.   Position and Duties.  You shall continue for the present to be
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employed by LXN as President and Chief Operating Officer reporting to LXN's
Board of Directors (the "Board"). However, LXN may, at its sole option, change your position to one or more positions including, but not limited to, Chairman of the Board. In no event will you be asked to accept a position lower than that of Chairman of the Board. You accept continued employment with LXN as of the Effective Date on the terms and conditions set forth in this Agreement, and you agree to devote your full business time, energy and skill to your duties at LXN. These duties shall include, but not be limited to, any duties consistent with your position which may be assigned to you from time to time by the Board.

     2.   Term of Employment.  Your employment with LXN pursuant to this
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Agreement may be terminated by you or LXN at any time, with or without cause.
Upon the termination of your employment with LXN for any reason, and subject to Paragraph 8 below, neither you nor LXN shall have any further obligation or liability to the other.

     3.   Compensation.  You shall be compensated by LXN for your services as
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follows:

          (a)  Salary.  You shall be paid a monthly salary of $13,416.67
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($161,000 per year), subject to standard payroll deductions and withholdings, in accordance with LXN's normal
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John Burd, Ph.D.
November 1, 1997
Page 2


payroll procedures. Such salary shall be subject to periodic review and increase in accordance with LXN's salary review policies/practices then in effect for its senior management. In no event will your salary fall below $161,000 per year.

          (b)  Bonus.  The Board of Directors will determine with you your
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targeted bonus (the "Targeted Bonus") for the next 12 months, and the milestones which must be achieved by you to earn the Targeted Bonus.

          (c) You will receive an option to purchase 10,000 shares of the Company's Common Stock as of the Effective Date at a price per share equal to its fair market value on the Effective Date, which option will vest one year from the Effective Date.

          (d)  Benefits.  You shall have the right, on the same basis as other
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executive staff employees of LXN, to participate in and to receive benefits under the current or future LXN employee benefits plans, including medical, disability or other group insurance plans. In addition, you shall be entitled to the benefits afforded to other senior management under LXN's business expense reimbursement policies. Finally, you shall receive six (6) weeks of vacation annually.

     4.   Voluntary Termination Without Twelve Months' Notice.  In the event
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that you voluntarily resign from your employment with LXN prior to the first anniversary of the Effective Date, or in the event that your employment terminates prior to the first anniversary of the Effective Date as a result of your death or disability, you shall be entitled to no compensation or benefits from LXN other than those earned under Paragraph 3 through the date of your termination.

     5.   Voluntary Termination with Twelve Months' Notice or Board Termination
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Without Cause.  If you resign your employment on or after the first anniversary
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of the Effective Date or if the Board notifies you that they have chosen to terminate your employment prior to the first anniversary of the Effective Date without cause, as defined in Paragraph 6 below, ("Notice") you shall be entitled to the following severance:

          (a) You will receive your base salary in effect as of the termination date, subject to standard payroll deductions and withholdings, in accordance with LXN's normal payroll procedures, on the Company's regular dates for a one year period following the employment termination date. In addition, you will receive an amount equal to the Targeted Bonus amount paid to your pursuant to Section 3(b) on the first anniversary of the employment termination date. In addition, all outstanding options and share grants will fully vest. [Need to verify with accountants that no pooling problem].

          (b) For a period of up to eighteen months following the employment termination date, to the extent permitted by the federal COBRA law and by the Company's
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John Burd, Ph.D.
November 1, 1997
Page 3


current group health insurance policies, LXN shall also reimburse your premium payments for any medical or other employee insurance coverage which you elect to continue in accordance with federal law. The Company's obligation to make such payments shall cease immediately if you become eligible for other health insurance benefits at the expense of a new employer. You agree to notify the Company immediately, in writing, upon your acceptance of any employment which provides health insurance benefits.

     6.   Termination for Cause.  If your employment is terminated by LXN for
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cause as defined below, you shall be entitled to no compensation or benefits from LXN other than those earned under Paragraph 3 through the date of your termination.

     For purposes of this Agreement, a termination "for cause" occurs if you are terminated for any of the following reasons:

          (a) theft, dishonesty, or falsification of any employment or Company records;

          (b) improper disclosure of LXN confidential or proprietary information;

          (c) any intentional act by you which has a material detrimental effect on LXN's reputation or business;

          (d) your failure or inability to perform any reasonable assigned duties after written notice from LXN of, and a reasonable opportunity to cure, such failure or inability; and

          (e) any material breach of this Agreement, which breach is not cured within twenty (20) days following written notice of such breach from LXN.

     7.   Exclusive Remedy.  You shall be entitled to no compensation for any
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damage or injury arising out of the termination of your employment by LXN.

     8.   Proprietary Rights Agreement.  You agree to abide by the terms and
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conditions of the Proprietary Rights Agreement with LXN previously executed by you.

     9.   Noninterference.  While employed by LXN, and for one (1) year
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immediately following the termination of your employment with the Company, you agree not to interfere with the business of the Company by:

          (a) soliciting, attempting to solicit, inducing, or otherwise causing any employee of LXN to terminate his or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company;
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John Burd, Ph.D.
November 1, 1997
Page 4


            (b) directly or indirectly soliciting the business of any customer of LXN which at the time of termination or one (1) year immediately prior thereto was listed on the Company's customer list; or


            (c) providing any services (whether as a consultant, employee, partner, director or otherwise) to any person or entity which provides or markets any products or services in competition with LXN.


     10.    Dispute Resolution.  In the event of any dispute or claim relating
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to or arising out of the employment relationship between you and LXN or this
Agreement, the parties agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in San Diego, California, in accordance with the AAA rules then in effect, provided, however, that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of LXN's trade secrets or proprietary information.

     11.    Attorneys' Fees.  The prevailing party shall be entitled to recover
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from the losing party its attorneys' fees and costs incurred in any action required to enforce any right arising out of this Agreement.

     12.    Interpretation.  The parties agree that this Agreement shall be
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interpreted in accordance with and governed by the laws of the State of
California.

     13.    Successors and Assigns. This Agreement shall inure to the benefit of
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and be binding upon LXN and its successors and assigns. In view of the personal nature of the services to be performed under this Agreement by you, you shall not have the right to assign or transfer any of your rights, obligations or benefits under this Agreement, except as otherwise noted herein.

     14.    Entire Agreement.  This Agreement constitutes the entire employment
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agreement between you and LXN regarding the terms and conditions of your employment, with the exception of (i) any stock option and/or stock purchase agreements between you and LXN and (ii) the Proprietary Rights Agreement described in Paragraph 8. This Agreement supersedes all prior negotiations, representations or agreements between you and LXN, whether written or oral, concerning your employment by LXN.

     15.   No Representations.  You acknowledge that you are not relying, and
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have not relied, on any promise, representation or statement made by or on behalf of LXN which is not set forth in this Agreement.

     16.   Modification.  This Agreement may only be modified or amended by a
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supplemental written agreement signed by you and a duly authorized officer of
LXN.



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John Burd, Ph.D.
November 1, 1997
Page 5

   17. Notices. Any notices provided hereunder must be in writing and shall be
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deemed effective upon the earlier of personal delivery (including personal deliverey by telex) or the third day after mailing by first class mail, to LXN at its primary office location and to you at your address as listed on the Company payroll.

   18. Severability. Whenever possible, each provision of this Agreement will be
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interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

   19. Waiver. If either party should waive any breach of any provision of this
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Agreement, you or LXN shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

   20. Confidentiality. The provisions of this Agreement shall be held in
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strictest confidence by you and LXN, and shall not be publicized or disclosed in any manner whatsoever provided, however, that: (a) you may disclose this
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Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

   Please sign this letter in the space provided below to acknowledge your acceptance of the terms of this Agreement.

Sincerely,

LXN Corporation



            /s/ Gary H. Stroy
By: __________________________________

   I agree to and accept continued employment with LXN Corporation on the terms and conditions set forth in this Agreement.
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John Burd, Ph.D.
November 1, 1997
Page 6

Dated November 3, 1997
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                                                /s/ John Burd
                                           ------------------------
                                           John Burd, Ph.D.